Exhibit 5.1

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December 15, 2008

AbitibiBowater Inc.
1155 Metcalf Street, Suite 800
Montreal, Quebec
Canada H3B 5H2

Re:     AbitibiBowater Inc. Outside Director Deferred Compensation Plan

Ladies and Gentlemen:

We are acting as counsel to AbitibiBowater Inc. (the "Company"), a Delaware corporation, in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $30,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") under the AbitibiBowater Inc. Outside Director Deferred Compensation Plan (the "Plan"), which Deferred Compensation Obligations represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Plan.

For purposes of this opinion letter, we have examined copies of the Company's Second Amended and Restated Certificate of Incorporation, the Company's By-laws, the Plan, resolutions of the Company's Board of Directors and such Company records, certificates and other documents as we considered necessary or appropriate for the purpose of this opinion.

In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

The scope of this opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Deferred Compensation Obligations being registered pursuant to the Registration Statement, will, when

AbitibiBowater Inc. December 15, 2008 Page 2

payment is due under the Plan, be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, or other similar laws affecting the rights and remedies of creditors generally or general principles of equity.

This opinion letter has been prepared for use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SEYFARTH SHAW LLP

RFW/AYM